Exhibit 99.1

Contact:	Media Relations Li Xu +86 10 8356-3906	Media Relations Jeanmarie McFadden +1 212 761 2433

For Immediate Release

Morgan Stanley Receives Regulatory Approvals for CICC Stake Sale

BEIJING & NEW YORK, December 8, 2010 – Morgan Stanley (NYSE: MS) today announced that it has received all required regulatory approvals for the sale of its 34.3 percent stake in China International Capital Corporation (CICC) to TPG Capital, KKR, Government of Singapore Investment Corporation Pte Ltd and The Great Eastern Life Assurance Company Limited.  Morgan Stanley expects to realize a pre-tax gain of approximately US$700 million upon consummation of the transaction, which is expected to close before the end of 2010.

“We are proud of our history and successful track record in China,” said James P. Gorman, President and Chief Executive Officer.  “This includes our long partnership with CICC, which made us the first foreign securities firm to have a major stake in a China-based joint venture investment bank.  Given the impressive economic and market developments and business opportunities, China remains a critical part of Morgan Stanley’s global strategy.  Our focus now is to further expand our domestic market platform and capabilities.”

Morgan Stanley and China Construction Bank, together with other Chinese and international financial institutions and corporations, jointly established CICC in 1995.

Wei Sun Christianson, CEO of Morgan Stanley China, said, “We are honored to have partnered with CICC.  We have enjoyed witnessing its growth and development, and we celebrate its achievements in establishing itself as a leading investment bank in China.  We wish CICC every success in the future.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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